Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 3rd Quarter Earnings

Ocean City, New Jersey – October 28, 2014 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,580,000, or $0.25 per diluted share, for the quarter ended September 30, 2014, as compared to $1,324,000, or $0.20 per diluted share, for the quarter ended September 30, 2013. Net income for the nine months ended September 30, 2014 was $4,700,000, or $0.73 per diluted share, as compared to $3,863,000, or $0.58 per diluted share, for the same period in 2013.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of eleven full-service banking offices in eastern New Jersey.

"Highlights for the current quarter include improvement in net income, growth in both loans and deposits, and the execution of various capital management strategies" said Steven E. Brady, President and CEO. “During the quarter we redeemed $3 million of our outstanding trust preferred securities, reducing the outstanding balance to $7 million. Taking this step reduces our annual interest expense, which will benefit our net interest margin.”

Balance Sheet Review

Total assets increased $20.0 million, or 2.0%, to $1,040.0 million at September 30, 2014 from $1,020.0 million at December 31, 2013. Loans receivable, net, increased $29.0 million, or 3.9%, to $773.8 million at September 30, 2014 from $744.8 million at December 31, 2013. Loan originations and other advances totaling $114.4 million for the nine months ended September 30, 2014 were offset by payoffs and payments received of $85.9 million. Investments and mortgage-backed securities decreased $13.8 million, or 10.7%, to $114.9 million during the first nine months of 2014. Cash and cash equivalents increased $5.5 million, or 6.3%, to $93.1 million at September 30, 2014 from $87.6 million at December 31, 2013. The decrease in investments and mortgage-backed securities resulted from repayments, calls, sales and payoffs of $31.0 million offset by purchases of $15.5 million and valuation allowance adjustments of $1.7 million.

Deposits increased $23.9 million, or 3.1%, to $804.6 million at September 30, 2014 from $780.6 million at December 31, 2013. Checking accounts increased $13.8 million, municipal deposits increased $21.9 million, savings accounts decreased $457,000 and certificates of deposit decreased $11.3 million at September 30, 2014 compared to December 31, 2013. Total borrowings decreased $3.1 million, or 2.6%, to $117.2 million at September 30, 2014 as compared to $120.3 million at December 31, 2013. The Company redeemed $3.1 million of trust preferred borrowings in the third quarter of 2014. The Company repurchased a total of 286,186 shares of its common stock during the September 2014 quarter at an average price of $14.84 per share. 49,100 shares remain to be purchased of a previously announced repurchase plan.

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Asset Quality

The provision for loan losses totaled $125,000 for the third quarter of 2014 compared to $186,000 for the third quarter of 2013 and $50,000 for the second quarter of 2014. The provision for loan losses totaled $263,000 for the nine months ended September 30, 2014 compared to $580,000 for the nine months ended September 30, 2013. The allowance for loan losses totaled $4.0 million, or 0.52% of total loans, at September 30, 2014 compared to $4.2 million, or 0.56% of total loans, at December 31, 2013. The Company experienced $433,000 in net charge-off activity for the nine months ended September 30, 2014 as compared to $366,000 in net charge-off activity for the nine months ended September 30, 2013.

Non-performing assets totaled $7.9 million, or 0.76% of total assets, at September 30, 2014, compared to $5.6 million, or 0.55% of total assets, at December 31, 2013. Non-performing assets at September 30, 2014 consisted of 23 residential mortgages totaling $4.1 million, 5 commercial mortgages totaling $1.3 million, 1 commercial loan totaling $501,000, 9 consumer equity loans totaling $944,000, 2 TDR non-accrual loans totaling $630,000 and 5 real estate owned properties totaling $387,000. Non-performing assets at December 31, 2013 consisted of 19 residential mortgages totaling $3.6 million, 1 commercial mortgages totaling $463,000, 11 consumer equity loans totaling $674,000, 2 TDR non-accrual loans totaling $316,000 and 5 real estate owned properties totaling $498,000.

Income Statement Analysis

Net interest income increased $377,000, or 5.7%, to $7.0 million for the third quarter of 2014 compared to $6.6 million in the third quarter of 2013. Net interest margin increased 7 basis points in the quarter ended September 30, 2014 to 3.15% from 3.08% for the quarter ended September 30, 2013. On a linked-quarter basis, net interest margin increased 3 basis points from 3.12% in the second quarter of 2014. The increase in net interest income in the third quarter of 2014 compared to the third quarter of 2013 was the result of an increase in average interest-earning assets of $29.6 million, a decrease in the average cost of interest-bearing liabilities of 9 basis points to 0.93% and a decrease in average interest-bearing liabilities of $6.1 million offset by a decrease of 6 basis points in the average yield on interest-earning assets to 4.00%

Net interest income increased $1.2 million, or 6.2%, to $20.8 million for the first nine months of 2014 compared to $19.6 million in the same period in the prior year. Net interest margin increased 4 basis points for the nine months ended September 30, 2014 to 3.15% versus 3.11% for the nine months ended September 30, 2013. The increase in net interest income for the nine month period was the result of an increase in average interest-earning assets of $41.7 million, a decrease in the average cost of interest-bearing liabilities of 12 basis points to 0.93% and a decrease in average interest-bearing liabilities of $15.8 million offset by a decrease of 13 basis points in the average yield on interest-earning assets to 4.01%

Other income decreased $26,000 and $159,000 to $1.1 million and $3.2 million for the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013. The decrease in other income for the quarter ended September 2014 resulted from decreases in deposit account fees, other income and cash surrender value of life insurance of $117,000 offset by increases in debit card commissions of $9,000 and gain on sale of investments of $82,000. The decrease in other income for the nine months ended September 2014 resulted from decreases in deposit account fees and cash surrender value of life insurance of $300,000 offset by increases in debit card commissions and other income of $59,000 and gain on sale of investments of $82,000.

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Other expenses decreased $52,000, or 0.9%, to $5.5 million for the third quarter of 2014, compared to the third quarter of 2013. Other expenses increased $5,000 to $16.4 million for the nine months ended September 30, 2014 and 2013. The decrease in other expense for the third quarter of 2014 compared to 2013 resulted from decreases in FDIC insurance, occupancy and equipment, REO expenses and other expenses of $183,000 offset by increases in salaries and benefits and marketing expenses of $131,000. For the nine month period, decreases in FDIC insurance, REO expenses and other expenses of $218,000 were offset by increases in salaries and benefits, occupancy and equipment and marketing expenses of $223,000. Results for the third quarter and nine months of 2014 and 2013 include expenses of $54,000 in 2014 and $112,000 in 2013 for premiums paid for the early redemption of junior subordinated debentures in connection with the concurrent redemption of trust preferred securities.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	September 30,	December 31,
	2014	2013	% Change
	(Dollars in thousands)

Total assets	$1,040,029	$1,020,048	2.0%
Cash and cash equivalents	93,116	87,619	6.3
Investment securities	114,927	128,701	(10.7)
Loans receivable, net	773,796	744,802	3.9
Deposits	804,552	780,648	3.1
FHLB advances	110,000	110,000	0.0
Subordinated debt	7,217	10,309	(30.0)
Stockholder’s equity	105,149	106,223	(1.0)

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SELECTED OPERATING DATA (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$8,855	$8,683	2.0	$26,520	$26,112	1.6
Interest expense	1,897	2,102	(9.8)	5,716	6,522	(12.4)
Net interest income	6,958	6,581	5.7	20,804	19,590	6.2

Provision for loan losses	125	186	(32.8)	263	580	(54.7)

Net interest income after provision for loan losses	6,833	6,395	6.8	20,541	19,010	8.0

Other income	1,102	1,128	(2.3)	3,195	3,354	(4.8)
Other expense	5,451	5,503	(0.9)	16,427	16,422	0.0

Income before taxes	2,484	2,020	23.0	7,309	5,942	23.0
Provision for income taxes	904	696	29.9	2,609	2,079	25.5

Net Income	$1,580	$1,324	19.3	$4,700	$3,863	21.7

Earnings per share basic	$0.25	$0.20		$0.74	$0.59
Earnings per share diluted	$0.25	$0.20		$0.73	$0.58

Average shares outstanding basic	6,226,913	6,533,760		6,333,123	6,514,699
Average shares outstanding diluted	6,361,856	6,645,418		6,469,457	6,633,754

	Three Months Ended September 30, 2014		Three Months Ended September 30, 2013
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$769,054	4.29%	$721,487	4.42%
Investment securities	115,706	2.11%	133,628	2.15%
Total interest-earning assets	884,760	4.00%	855,115	4.06%

Interest-bearing deposits	$699,136	0.36%	$701,044	0.42%
Total borrowings	119,435	4.26%	123,671	4.42%
Total interest-bearing liabilities	818,571	0.93%	824,715	1.02%

Interest rate spread		3.08%		3.04%
Net interest margin		3.15%		3.08%

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	Nine Months Ended September 30, 2014		Nine Months Ended September 30, 2013
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$760.610	4.31%	$712,500	4.49%
Investment securities	121,369	2.14%	127,746	2.24%
Total interest-earning assets	881,979	4.01%	840,246	4.14%

Interest-bearing deposits	$695,283	0.36%	$706,209	0.44%
Total borrowings	120,015	4.24%	124,860	4.45%
Total interest-bearing liabilities	815,298	0.93%	831,069	1.04%

Interest rate spread		3.07%		3.10%
Net interest margin		3.15%		3.11%

ASSET QUALITY DATA (Unaudited)

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$4,199	$3,997
Provision for loan losses	263	757

Charge-offs	(509)	(568)
Recoveries	76	13
Net charge-offs	(433)	(555)

Allowance at end of period	$4,029	$4,199
Allowance for loan losses as a percent of total loans	0.52%	0.56%
Allowance for loan losses as a percent of nonperforming loans	53.7%	82.8%

	September 30, 2014	December 31, 2013
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$4,089	$3,618
Real estate mortgage - commercial	1,336	463
Commercial business loans	501	-
Consumer loans	944	674
Total	6,870	4,755
Trouble debt restructurings - nonaccrual	630	316
Total nonaccrual loans	7,500	5,071
Real estate owned	387	498
Total nonperforming assets	$7,887	$5,569
Nonperforming loans as a percent of total loans	0.97%	0.68%
Nonperforming assets as a percent of total assets	0.76%	0.55%

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SELECTED FINANCIAL RATIOS (Unaudited)

	Nine Months Ended September 30,
	2014	2013
Selected Performance Ratios:
Return on average assets (1)	0.61%	0.49%
Return on average equity (1)	5.84%	4.84%
Interest rate spread (1)	3.07%	3.10%
Net interest margin (1)	3.15%	3.11%
Efficiency ratio	68.45%	71.57%

(1) Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q3 2014	Q2 2014	Q1 2014	Q4 2013	Q3 2013
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,958	$6,885	$6,960	$6,870	$6,581
Provision for loan losses	125	50	88	177	186
Net interest income after provision for loan losses	6,833	6,835	6,872	6,693	6,395
Other income	1,102	1,086	1,006	1,108	1,128
Other expense	5,451	5,530	5,446	5,550	5,503
Income before taxes	2,484	2,391	2,432	2,251	2,020
Provision for income taxes	904	859	845	765	696
Net income	$1,580	$1,532	$1,587	$1,486	$1,324

Share Data:
Earnings per share basic	$0.25	$0.24	$0.25	$0.23	$0.20
Earnings per share diluted	$0.25	$0.24	$0.24	$0.22	$0.20
Average shares outstanding basic	6,226,913	6,361,499	6,412,372	6,535,559	6,533,760
Average shares outstanding diluted	6,361,856	6,495,037	6,522,024	6,628,203	6,645,418
Total shares outstanding	6,469,943	6,759,423	6,757,072	6,903,352	6,964,952

Balance Sheet Data:
Total assets	$1,040,029	$1,013,305	$1,023,032	$1,020,048	$1,043,497
Investment securities	114,927	119,899	124,768	128,701	130,493
Loans receivable, net	773,796	769,556	757,639	744,802	727,618
Deposits	804,552	770,831	783,434	780,648	804,050
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	7,217	10,309	10,309	10,309	10,309
Stockholders’ equity	105,149	108,217	106,194	106,223	106,123

Asset Quality:
Non-performing assets	$7,887	$7,349	$4,859	$5,569	$6,355
Non-performing loans to total loans	0.97%	0.91%	0.60%	0.68%	0.75%
Non-performing assets to total assets	0.76%	0.73%	0.47%	0.55%	0.61%
Allowance for loan losses	$4,029	$4,067	$4,214	$4,199	$4,211
Allowance for loan losses to total loans	0.52%	0.53%	0.56%	0.56%	0.58%
Allowance for loan losses to non-performing loans	53.7%	58.0%	93.3%	82.8%	77.3%

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